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                                                                   Exhibit 14.01


                        CHOICE HOTELS INTERNATIONAL, INC.
                             CORPORATE ETHICS POLICY

PURPOSE AND SCOPE

          The Board of Directors of Choice Hotels International, Inc. and its subsidiaries ("Choice") established and updates this Corporate Ethics Policy ("Policy") to aid each director, officer and employee in each Choice operating unit, facility, and department, in making ethical and legal decisions in your daily work. Please direct all your questions on the Policy and how to use it effectively to Choice's Corporate Compliance Officer ("CCO"), appointed by the Chief Executive Officer.

          Choice requires you to conduct our Company's business using good judgment and the highest legal and ethical standards including the ethical handling of actual or apparent conflicts on interest between personal and professional relationships. Although the Policy is based on common sense and courtesy, Choice understands that you often encounter work situations that challenge your judgment. As a Choice director, officer or employee faced with such challenges, you should refer to the Policy's consistent and uniform guidelines to evaluate and respond in a way that meets Choice's moral and legal standards. Use this Policy frequently to ensure that you act within the Policy's spirit and that you react to challenges facing you in compliance with each principle and standard. Your consistently ethical behavior helps Choice prosper by earning the trust and respect of our customers, suppliers, shareholders, competitors, and community.

STANDARDS OF CONDUCT

          Each Choice director, officer and employee must:

          1. Comply with all laws, rules and regulations. Compliance with applicable governmental laws, rules and regulations does not comprise our entire ethical responsibility. Rather, it is a minimum, essential condition for performance of your duties. If you suspect that you, a co-worker or Choice may have done or may be about to do something that violates this Policy, other Choice policies, or any regulation or law, immediately contact your supervisor, the CCO, or the Legal Department. They are there to help you interpret the Policy, applicable laws, rules and regulations before you act. If you don't notify one of these people when you know or suspect a violation, you may jeopardize yourself, your employment, and Choice.

          2. Be honest and true. You must always give accurate information to Choice's customers and vendors, and to the public. If you are involved in proposals, bid preparations, or contract negotiations, you must be certain that all statements, communications, and representations to prospective customers are accurate and truthful. Do not misrepresent Choice's services when you sell, or Choice's needs when you buy, or any other information in your negotiations, contracts and daily work. Your estimates and projections should be reasonably based on available facts and logical

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assumptions, and formulated without bias that could skew your results.
Generally, avoid giving estimates and projections in public disclosures. If you are issuing information to the public or media, clear it first with Choice's Legal Department and Chief Financial Officer.

          3. Honor individual and corporate obligations. Make commitments to customers, suppliers, business partners and your co-workers that you and Choice expect to fulfill. Recognize also that Choice makes corporate commitments, and communicate with other departments to make sure your proposed commitments support, and do not conflict with, established ones. Meeting your commitments is an individual accomplishment, while meeting Choice's commitments enhances our corporate integrity.

          4. Obtain and Use Choice Assets Wisely. Proper use of Choice property, electronic communications systems, information resources, material facilities and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against theft, waste and abuse, and never borrow or remove them from Choice property without management's permission. While these assets are intended to be used for Choice business, occasional personal use by employees may be permitted if it does not adversely affect the interests of Choice and permission is given. Personal use of Choice assets must always be in accordance with other Choice policies--consult your supervisor for guidance and permission. (See also Communications System and Internet Services Policy).

          5. Negotiate fairly and quickly. Solicit, buy and sell on the basis of quality, service and price. Refrain from negotiating reciprocal agreements or coercing vendors to deal with Choice. Report to the CCO any party negotiating with Choice who infers that a Choice board member, officer, or employee demands a certain deal outcome.

          6. Compete fairly and do not disrupt free trade or restrict competition. Antitrust laws prohibit agreements and practices "in restraint of trade" such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting or harassing a competitor; stealing trade secrets; bribery; and kickbacks. Unless you have a legitimate and legal purpose, do not discuss with, or reveal Choice prices, rate establishing methods, terms, or service schedules to parties outside Choice. Avoid using misrepresentation or innuendo that injures or discredits a legitimate competitor.

          To ensure that our customers can purchase goods or services at the same or better price as others in similar conditions, use price variances only if there are differences in the quantity or cost of providing the goods or services, if you are matching a competitor's price in good faith, or if conditions change that effect the marketability of the goods or services.

          7. Do Not Usurp Business Opportunities. You are prohibited from (a) taking for yourself personally opportunities or benefits that are discovered through the use of

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your position or Choice property or information, (b) using your position or
Choice property or information for personal gain, and (c) competing with Choice. You owe a duty to Choice to advance its legitimate interests when the opportunity to do so arises.

          8. Generally avoid gifts. Choice's business dealings should always be free from even the perception that favorable treatment was sought, received, or given in exchange for gifts or favors. You must neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of Choice or a customer, or could cause embarrassment to or reflect negatively on Choice's reputation. As a matter of respect for the rich and diverse customs practiced among our business relations internationally, permissive conduct may differ somewhat in accordance with applicable policy or upon guidance from the Legal Department.

          Report immediately to your supervisor and the CCO any actual or apparent offer of a gift to you or a co-worker that appears to be an attempt to commercially or politically bribe you or Choice in the form of money, goods or services.

          GIFTS, GRATUITIES, AND BUSINESS COURTESIES TO U.S., STATE, AND LOCAL GOVERNMENT EMPLOYEES

          Federal, state and local government departments and agencies are governed by law and regulations concerning acceptance by their employees of entertainment, meals, gifts, gratuities, and other things of value from firms and persons with whom those government departments and agencies do business or over whom they have regulatory authority. It is the policy of Choice to comply strictly with those laws and regulations.

          BUSINESS COURTESIES TO NON-GOVERNMENT PERSONS

          Meals, Refreshments and Entertainment

          It is an acceptable practice for Choice employees to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to non-government persons in support of business activities, provided:

               . The practice does not violate any law or regulation or the standards of conduct of the recipient's organization. It is your responsibility to inquire about prohibitions or limitations of the recipient's organization before offering any business courtesy; and

               . The business courtesy must be consistent with marketplace practices, infrequent in nature, and may not be lavish or extravagant. While it is difficult to define "lavish or extravagant" by means of a specific dollar amount, a common sense determination should be made consistent with reasonable marketplace practices.

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          GIFTS

          Choice employees are prohibited from offering or giving tangible gifts (including tickets to sporting, recreational, or other events) having a market value of $100.00 or more, to a person or entity with whom the Company does or seeks to do business, unless specifically approved by his or other supervisor, and the CCO.

          BUSINESS COURTESIES TO FOREIGN GOVERNMENT PERSONNEL AND PUBLIC
          OFFICIALS

          Choice may be restricted from giving meals, gifts, gratuities, entertainment, or other things of value to personnel of foreign governments and foreign public officials by the Foreign Corrupt practices Act and by laws of other countries. You must obtain prior Legal Department approval.

          9. Tread carefully in political matters. Choice encourages its employees to become involved in civic affairs and to participate in the political process. You must understand, however, that your involvement and participation must be on an individual basis, on your own time, and at your own expense. Federal law prohibits Choice from donating corporate funds, goods or services, directly or indirectly to candidates for federal office--this includes employee work time. Local and state laws also govern political contributions and activities by corporations.

          Report immediately to the CCO or your supervisor any efforts by Choice or co-workers to coerce or influence your decision to make political contributions.

          10. Keep outside interests from conflicting with your job. The Board of Directors must approve any material transactions between Choice and its directors, officers, stockholders, employees, agents or affiliates, and members of their immediate family. This includes any transactions with third parties (e.g., vendors, franchisees) in which such persons have a material interest. If you encounter any such transactions, forward them to the Legal Department.

          Conflicts of interest can arise when you or a member of your family receive improper personal benefit because of your position with Choice. Do not take actions, conduct business, or make statements that create real or potential conflicts with Choice's interests, including taking a personal, proprietary or financial interest in an entity with which Choice does business or competes, or which could adversely, or appear to adversely, influence you in your Choice employment.

          You may not have an outside job, business, financial interest or activity that, because of its size, significance or nature, adversely affects your job performance or that conflicts or appears to conflict with Choice's interests. Get the approval of the CEO, or, in some cases, the Board of Directors, before you get a job outside Choice that pays you money or other consideration.

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          You may invest in entities that supply or purchase goods or services to or from Choice so long as the entity is listed on a national securities exchange or regularly traded by national securities dealers and you purchase only 1% or less of the market value of the entity's outstanding securities. If you want to purchase from entities not meeting this standard, or in greater quantities, you must receive the Board of Director's approval before investing. You may invest in Manor Care, Inc. or Sunburst Hospitality Corporation and their affiliates without such limitation or prior approval.

          11. Keep confidential information here. In your daily work, you will receive information about Choice, other companies, or individuals that the public does not know. That information is confidential, and unless the information is public knowledge or is required to be disclosed by law, you must not share the information outside of Choice.

          Never use confidential information that you get at work for your personal gain or to give or get an unfair advantage in a personal or competitive business transaction. You may not trade on, share or disclose information that may affect the value of Choice stock until that information is made public. If you do so, you could be criminally prosecuted for insider trading.

          You may also receive confidential information and data about Choice's business plans, trademarks, new products, revenues, expenses, profits, methods, systems, franchisee lists, employee rosters and/or vendor lists. If so, you have access to a trade secret that is Choice's valuable asset, and that, if you disclosed it outside the company, may harm Choice. For this reason, you may not disclose trade secrets to the public or use them for purposes other than as required in your work at Choice.

          12. Respect individual dignity. Be fair and impartial with co-workers and those outside Choice, offering everyone an equal opportunity to achieve their full business potential. Do not discriminate against or harass any fellow employee, franchisee, or any other outside person. You and Choice must never discriminate on the basis of race, color, creed, religion, sex, sexual preference, national origin, disability or any other status recognized by civil rights law. While everyone who works for Choice must comply with these provisions, our executives and supervisors assume a special responsibility for fostering a work environment that is free from discrimination, harassment and the fear or retribution. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

          Report immediately and completely to your supervisor, Human Resources and the CCO any action, word, or practice you believe is discrimination, harassment or retaliation. (See also, Anti-Harassment Policy).

          13. Know the rules in government contracts. If you assist Choice in fulfilling a government contract, know and comply with that contract and the contracting

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agency's applicable laws, rules and regulations. If you have a question concerning compliance with a government contract, contact your supervisor or the CCO.

          Choice will not employ or contract for services with any person who Choice knows was convicted of a criminal offense related to a government program or who Choice knows was debarred or excluded from participating in a government program.

          14. Maintain clear and accurate records. Maintain complete, clear and dated financial and other records. Choice relies on the trustworthiness and professionalism of your accounting, record keeping, and reporting. Never misstate, exaggerate or fabricate files that pertain to Choice's business.

          15. Special Obligations of the CEO and Certain Financial Officers. The CEO, the chief financial officer, the chief accounting officer, and the controller have an obligation to ensure that all publicly filed reports and other public communications related to Choice's financial condition or results of operations contain full, fair, accurate, timely and understandable disclosures of all material facts.

OTHER POLICIES

          Choice maintains and publishes other policies that supplement many of the obligations in this Policy. Such policies include:

               .    Insider Trading Policy
               .    Anti-Harassment Policy
               .    Communications Systems and Internet Services Policy

You may obtain copies of these policies from the CCO or www.choicecentral.com under the link Departments--Legal.

SEEKING GUIDANCE/REPORTING A VIOLATION

          You are encouraged to talk to your supervisor, the Legal Department or the CCO if you have when you have questions about this Policy or are in doubt of the best course of action. Additionally, it is your obligation to report suspected violations of laws or this Policy. You will not be retaliated against for any report made in good faith.

          CONTACT INFORMATION:

          CCO - Michael DeSantis, Sr. Vice President & General Counsel

                    OR

          Employee Hotline: (888) xxx-xxxx or [e-mail address]

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          If, after 30 days, you do not believe that your report of a violation has been sufficiently responded to, you should contact the Audit Committee of the Choice Board of Directors by e-mailing to [e-mail address].

SANCTIONS

          Recognizing that employee ethics violations can mean extensive court costs, lost business and diminished goodwill, Choice will investigate any reported ethical violation promptly and completely. If Choice determines that you violated the Policy, you will be punished in proportion to the severity of your violation, which may include terminating your employment.

IMPLEMENTATION

          Choice believes in and adheres to this Policy and requires you to read, use and adhere to the Policy as well. To ensure that you are always aware of the current Policy, Choice:

          1. Provides you with the current form of this Policy when you start working at Choice. You must sign a document saying that you have read and understand the Policy, and that you agree to work under the Policy rules. Choice will keep that document in your employee file.

          2. Posts the Policy on intranet and internet web sites.